EX-FILING FEES

Calculation of Filing Fee Tables

Schedule 14A
(Form Type)

MAGNUM OPUS ACQUISITION LIMITED
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction[1]	Fee rate	Amount of Filing Fee
Fees to Be Paid	$234,428,000	0 .0000927	$21,731.48
Fees Previously Paid	$215,935,000	0.0000927	$20,017.18
Net Fee Due			$1,714.3

1 Solely for purpose of calculating the filing fee, the underlying value of the transaction was calculated as the product of (i) 30,000 shares of Forbes Global Media Holdings, Inc., representing all of the issued and outstanding shares of Forbes Global Media Holdings, Inc. that will be acquired directly and indirectly, and (ii) $7,814.27, which is the per share book value of Forbes Global Media Holdings, Inc. as of December 31, 2021, because there is no market for such securities, such product representing the aggregate value of ordinary shares of Forbes Global Media Holdings, Inc. to be acquired directly and indirectly by the filing person.

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